Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Full-Year Financial Results;
Sales Improve 6 Percent Led by Strong International Performance
Strong working capital management leads to free cash flow of $193 million
•	Adjusted earnings per share: $2.37; Reported earnings per share: $1.73

•	Full-year International segment sales rise 15%, North America segment up 4%

•	U.S. consumer purchases up 3%, including 15% improvement in growing media

•	Company outlines preliminary earnings outlook for fiscal 2008
MARYSVILLE, Ohio (November 1, 2007) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that company-wide sales in fiscal 2007 increased by 6 percent to a record high of $2.87 billion. U.S. consumer purchases of the Company’s products at its largest retail partners improved 3 percent for the year, led by a 15 percent improvement in growing media products.
          Primarily due to the impact of higher interest expense associated with the Company’s recapitalization in February, full-year reported net income declined 13 percent from the previous year. Adjusted net income — which excludes costs related to the Company’s refinancing efforts, as well as impairment, restructuring and other non-recurring items — also declined 13 percent. These results are in line with the guidance the Company provided in July.
          “I’m pleased that we were able to overcome some of the challenges our business faced in fiscal 2007 to report the results we are announcing today,” said Jim Hagedorn, chairman and chief executive officer. “While we had initially planned for a better outcome this year, it was impossible to offset the weather-related challenges we faced throughout the season, especially in April.
          “By quickly identifying our challenges, we developed a plan to deal with them and then focused on hitting our revised targets. Those efforts allowed us to keep our consumers and retail partners engaged in the category and to outperform the competition.

We believe we grew or maintained our market share in nearly every major category with our largest retail partners. Given the products and programs we have in place for next year, I am confident we will continue to see consumer purchases increase in fiscal 2008.”
FULL YEAR RESULTS
          On a company-wide basis, sales improved 6 percent to a record $2.87 billion. Sales for the core North American business improved 4 percent for the year to $1.99 billion. This increase is in line with consumer purchases at retail, which improved 3 percent for the full year. According to point-of-sale data provided by the Company’s largest retail partners, consumer purchases of growing media products grew by 15 percent, plant food grew by 4 percent and Ortho control products grew by 2 percent. Purchases of lawn fertilizer declined 1 percent due primarily to weather-related results in April, the largest and most important month of the year for fertilizer purchases.
          International sales increased 15 percent to $469.8 million, which was a 6 percent increase excluding the impact of foreign exchange rates. On a full-year basis, International sales grew in every major market, led by 11 percent growth in France. Sales of growing media products in Europe improved 13 percent, and the plant food sales grew by 15 percent due to the successful launch of Miracle-Gro LiquaFeed.
          “The improvement in International this year is a credit to the entire management team there and reinforces our confidence that we can continue to build upon our leadership position in the European lawn and garden market,” Hagedorn said.
          Scotts LawnService, which increased its customer count for the year by 9 percent to nearly 480,000, continued to benefit from high customer retention rates. It reported sales of $230.5 million, a 12 percent increase from 2006.
          Smith & Hawken sales increased 9 percent to $184.0 million, including a 7 percent in comparable stores open more than 12 months.
          Gross margin for the full year declined 40 basis points to 35.0 percent, in line with the Company’s expectations. The combination of strong growth in growing media and a slight decline in lawn fertilizers led to unfavorable product mix.
          Selling, general and administrative expenses (SG&A) increased 10 percent for the year. SG&A was affected by foreign exchange rates, continued investments in Scotts

LawnService and increased investments in advertising. Additionally, the company recorded a $10 million non-recurring SG&A benefit in 2006 due to a legal recovery.
          Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $382.6 million, compared with $385.9 million in 2006. Adjusted net income for the full year was $158.8, or $2.37 per diluted share, compared with $181.9 million, or $2.62 per share, a year earlier. Reported net income was $115.8 million, or $1.73 per diluted share, compared with $132.7 million, or $1.91 per share in 2006.
          Inventories declined on a full-year basis to $406 million despite lower than expected sales, higher commodity prices and upward pressure from foreign exchange rates. Overall, working capital management allowed ScottsMiracle-Gro to report free cash flow of $192.7 million for the year, which was significantly higher than the Company had projected.
          “Generating free cash flow is an extremely important metric for us and remains a focus for the entire management team for fiscal 2008,” said Dave Evans, chief financial officer. “We did an outstanding job this year managing inventories, navigating volatile commodity markets and controlling spending in a challenging environment, all resulting in positive free cash flow growth.”
FOURTH QUARTER RESULTS
          For the quarter, company-wide sales increased 3 percent to $508.9 million. The North American consumer business reported a 1 percent decline in sales to $313.6 million as retailers required less inventory in the quarter in order to meet expected demand for lawn care products. Consumer purchases of the Company’s products increased 2 percent during the quarter, reflecting a delayed fall season. U.S. consumer purchases of the Company’s products increased 14 percent through the first three weeks of October as homeowners reengaged in fall lawn care activities.
          Scotts LawnService reported a 12 percent sales increase in the quarter to $86.4 million. Smith & Hawken sales increased 9 percent to $45.4 million. International sales improved 15 percent to $63.7 million, a 6 percent increase excluding the impact of foreign exchange rates.

          Gross margins improved 60 basis points in the quarter to 31.1 percent due primarily to improved margins in International, Scotts LawnService and Smith & Hawken. SG&A increased 6 percent in the quarter to $156.5 million.
          The Company also recorded a non-cash impairment charge of $37.9 million, which is related to a revised value for Smith & Hawken, the Company’s biotechnology initiative and other information technology projects. The amount of these charges remains estimated until the evaluation is complete and the Company files its Form 10-K in late November.
          Adjusted EBITDA was $22.3 million, compared with $18.7 million a year earlier.
          Excluding impairment, restructuring and other charges, ScottsMiracle-Gro reported an adjusted net loss in the quarter of $6.8 million, or $0.11 per share, compared with adjusted net income of $1.6 million, or $0.02 per share, a year earlier. On a reported basis, the Company recorded a loss in the quarter of $37.9 million, or $0.59 per share, compared with a loss of $42.7 million, or $0.64 per share, in 2006.
LOOKING AHEAD TO 2008
          The Company also said it was leveraging its current strengths and the challenges facing others in the industry to initiate several key programs designed to drive further long-term growth and increased operating efficiencies. Those investments, coupled with higher interest expense, a higher tax rate and normalized incentive compensation levels — which were abnormally low in 2007 due to the performance of the business — will result in additional SG&A expense during the year.
          These factors, combined company-wide sales growth assumptions that reflect a moderating retail environment, mean net income and earnings per share in fiscal 2008 will likely be flat to slightly down.
          “Investors who understand our track record of driving growth and shareholder value will look beyond the single measure of earnings per share in fiscal 2008,” Hagedorn said. “Clearly the marketplace has provided us with a unique and ideal opportunity to use our competitive position to invest in key initiatives that will provide the type of value that our consumers and retailers have come to expect while also providing long-term results for our shareholders.
          “Whether it’s improving our infrastructure to remove costs from our supply chain or driving game-changing innovation in our core business, we would be remiss not to take advantage of our financial strength at this time to further distance ourselves from the competition in the our core lawn and garden business in both the U.S. and Europe. We have a proven track record of making smart investments that drive long-term growth while balancing the near-term needs of the business. I am confident we will continue to strike that balance in fiscal 2008 and for the foreseeable future.”
               ScottsMiracle-Gro said it would elaborate on its outlook for fiscal 2008 at its Annual Analysts Meeting on December 13, 2007 in New York City.
          The Company will discuss its fourth quarter and full-year results during a Webcast and conference call at 10:00 a.m. Eastern Time today. This call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
          An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Affairs
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Twelve Months
Ended September 30, 2007 and 2006
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 11

			Three Months Ended			Twelve Months Ended
			September 30,	September 30,	%	September 30,	September 30,	%
	Footnotes		2007	2006	Change	2007	2006	Change
Net sales			$508.9	$492.1	3%	$2,871.8	$2,697.1	6%
Cost of sales			350.8	342.1		1,867.3	1,741.1
Cost of sales — restructuring and other			—	—		—	0.1

Gross profit			158.1	150.0	5%	1,004.5	955.9	5%
% of sales			31.1%	30.5%		35.0%	35.4%

Operating expenses:
Selling, general and administrative			156.5	147.5	6%	700.9	636.9	10%
Impairment, restructuring and other charges			37.9	67.9		37.9	75.7
Other income, net			(4.5)	(2.2)		(11.5)	(9.2)

Total operating expenses			189.9	213.2		727.3	703.4	3%

Income (loss) from operations			(31.8)	(63.2)		277.2	252.5	10%
% of sales			-6.2%	-12.8%		9.7%	9.4%
Costs related to refinancings			—	—		18.3	—
Interest expense			18.4	6.8		70.7	39.6

Income (loss) before taxes			(50.2)	(70.0)		188.2	212.9	-12%
Income tax expense (benefit)			(12.3)	(27.3)		72.4	80.2

Net income (loss)			(37.9)	(42.7)		115.8	132.7	-13%

Basic income (loss) per share	(1)		$(0.59)	$(0.64)		$1.78	$1.97	-10%

Diluted income (loss) per share	(2)		$(0.59)	$(0.64)		$1.73	$1.91	-9%

Common shares used in basic income (loss) per share calculation			63.9	66.8		65.2	67.5	-3%

Common shares and potential common shares used in diluted income (loss) per share calculation			63.9	66.8		67.0	69.4	-3%

Results of operations excluding restructuring, refinancing charges, loss on impairment:

Adjusted net income (loss)	(4)		$(6.8)	$1.6		$158.8	$181.9	-13%

Adjusted diluted income (loss) per share	(2	) (4)	$(0.11)	$0.02		$2.37	$2.62	-10%

Adjusted EBITDA	(3	) (4)	$22.3	$18.7	19%	$382.6	$385.9	-1%

Pro forma results as if the recapitalization transactions and related debt restructuring occurred as of the beginning of each fiscal year

Pro forma adjusted net income (loss)	(4	) (5)	$(6.8)	$(8.1)	16%	$143.5	$144.0

Pro forma adjusted diluted income (loss) per share	(4	) (5)	$(0.11)	$(0.13)	15%	$2.19	$2.21	-1%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Twelve Months
Ended September 30, 2007 and 2006
(in millions)
(unaudited)

	Three Months Ended
	September 30,	September 30,
	2007	2006	% Change
North America	$313.6	$318.1	-1%
Scotts LawnService	86.4	77.0	12%
International	63.7	55.5	15%
Corporate & Other	45.2	41.5	9%

Consolidated	$508.9	$492.1	3%

	Twelve Months Ended
	September 30,	September 30,
	2007	2006	% Change
North America	$1,988.3	$1,914.6	4%
Scotts LawnService	230.5	205.7	12%
International	469.8	408.5	15%
Corporate & Other	183.2	168.3	9%

Consolidated	$2,871.8	$2,697.1	6%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
September 30, 2007 and 2006
(Unaudited)
(in millions)

	September 30,	September 30,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$67.9	$48.1
Accounts receivable, net	397.8	380.4
Inventories, net	405.9	409.2
Prepaids and other current assets	122.1	104.3

Total current assets	993.7	942.0

Property, plant and equipment, net	365.9	367.6
Goodwill, net	469.2	458.1
Other intangible assets, net	413.1	424.7
Other assets	30.3	25.2

Total assets	$2,272.2	$2,217.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$86.4	$6.0
Accounts payable	202.5	200.4
Other current liabilities	295.5	289.8

Total current liabilities	584.4	496.2

Long-term debt	1,031.4	475.2
Other liabilities	180.3	164.5

Total liabilities	1,796.1	1,135.9

Shareholders’ equity	476.1	1,081.7

Total liabilities and shareholders’ equity	$2,272.2	$2,217.6

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Twelve Months
Ended September 30, 2007 and 2006
(in millions, except per share data)
Note: See Notes 4 and 5 to the Accompanying Footnotes on Page 11

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Income (loss) before taxes	$(50.2)	$(70.0)	$188.2	$212.9
Restructuring and other charges	—	2.5	—	9.4
Impairment of assets	37.9	65.4	37.9	66.4
Costs related to refinancing	—	—	18.3	—

Adjusted income (loss) before taxes	(12.3)	(2.1)	244.4	288.7
Income tax expense (benefit)	(5.5)	(3.7)	85.6	106.8

Adjusted net income (loss)	(6.8)	1.6	158.8	181.9

Incremental pro forma interest expense	—	(14.8)	(23.6)	(61.2)
Tax impact of incremental interest expense	—	5.4	8.3	22.8
Tax rate differential due to incremental interest expense	—	(0.3)	—	0.5

Pro forma adjusted net income (loss)	$(6.8)	$(8.1)	$143.5	$144.0

Diluted income (loss) per share (items net of tax)	$(0.59)	$(0.64)	$1.73	$1.91
Restructuring and other charges	—	0.02	—	0.08
Impairment of assets	0.48	0.64	0.46	0.63
Costs related to refinancing	—	—	0.18	—

Adjusted diluted income (loss) per share	(0.11)	0.02	2.37	2.62

Incremental pro forma interest expense (net of tax)	—	(0.15)	(0.23)	(0.55)
Impact of change in fully diluted shares	—	—	0.05	0.14

Pro forma adjusted diluted income (loss) per share	$(0.11)	$(0.13)	$2.19	$2.21

Net income	$(37.9)	$(42.7)	$115.8	$132.7
Income tax expense (benefit)	(12.3)	(27.3)	72.4	80.2
Interest	18.4	6.8	70.7	39.6
Costs related to refinancing	—	—	18.3	—
Depreciation	12.2	12.8	51.4	51.0
Amortization, including marketing fees	4.0	3.7	16.1	16.0
Impairment of assets	37.9	65.4	37.9	66.4

Adjusted EBITDA	$22.3	$18.7	$382.6	$385.9

Net income (loss)			$115.8	$132.7
Impairment of assets			37.9	66.4
Costs related to refinancing			18.3	—
Stock-based compensation expense			13.3	15.7
Depreciation			51.4	51.0
Amortization, including marketing fees			16.1	16.0
Changes in assets and liabilities, net of acquired businesses			(5.7)	(98.5)
Other			(0.4)	(0.9)
Capital expenditures			(54.0)	(57.0)

Free cash flow			$192.7	$125.4

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic income (loss) per share is calculated by dividing net income (loss) by average common shares outstanding during the period.

(2)	Diluted income (loss) per share is calculated by dividing net income (loss) by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period. If there is a loss for any period, diluted shares are equal to basic shares as dilutive potential common shares are anti-dilutive.

(3)	“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items effecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income or net loss as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income (loss) and adjusted diluted income (loss) per share — These measures exclude charges or credits relating to refinancings, impairments, restructurings, and other unusual items as such costs or gains relate to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Pro forma adjusted net income (loss) and pro forma adjusted diluted income (loss) per share — These measures include interest expense and diluted shares which have been computed as if the recapitalization transactions were completed as described in Note 5 below.

Adjusted EBITDA — The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

Free cash flow — This annual measure is often used by analysts and creditors as a measure of a company’s ability to service debt, reinvest in the business beyond normal capital expenditures, and return cash to shareholders. Free cash flow is equivalent to cash provided by operating activities as defined by generally accepted accounting principles less capital expenditures.

The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.

(5)	During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company’s shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter.

Since the completion of this recapitalization, the Company’s interest expense has been significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2005 for fiscal 2006 and October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2006				Fiscal 2007
	First	Second	Third	Fourth	First	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Incremental interest on recapitalization borrowings	$13.0	$13.1	$13.3	$13.6	$13.1	$8.7
New credit facility interest rate differential	1.4	2.5	2.5	1.0	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.2	0.2	0.2	0.2	0.1

Pro forma incremental interest from recapitalization	$14.6	$15.8	$16.0	$14.8	$14.3	$9.3

Year-to-date incremental interest		$30.4	$46.4	$61.2		$23.6

Common shares and potential common shares used in diluted income per share calculation	68.0	69.6	69.4	66.8	67.2	67.8
Incremental impact of repurchased shares	(4.5)	(4.5)	(4.5)	(4.5)	(4.5)	(2.7)
Incremental impact on potential common shares	—	0.3	0.3	—	—	0.1

Pro forma diluted shares (see Note 2 above)	63.5	65.4	65.2	62.3	62.7	65.2

Year-to-date pro forma diluted shares		65.8	65.5	65.2		65.0